EVERGREENBANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

SEATTLE, WA — (MARKETWIRE) — February 9, 2007: The Board of Directors of EvergreenBancorp, Inc. (OTCBB:EVGG) has approved a quarterly cash dividend upon the common stock of the company, President and CEO Gerald O. Hatler announced today. A cash dividend of seven cents ($.07) per share will be payable on February 28, 2007 to shareholders of record as of the close of business on February 20, 2007.

EvergreenBancorp, Inc. is a bank holding company headquartered in Seattle, Washington. Its subsidiary, EvergreenBank, is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The bank is an award-winning institution, named in 2005 as one of the “best companies to work for” by Washington CEO Magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine.   It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

Contact:

Gordon Browning
Executive Vice President and CFO
EvergreenBancorp, Inc.
206/749-7350
gordon.browning@evergreenbank.com